Exhibit 99.1

Werner Enterprises Reports First Quarter 2020 Results

First Quarter 2020 Highlights (all metrics compared to first quarter 2019 unless otherwise noted)

•	Total revenues of $592.7 million, down 1%

•	Operating income of $31.1 million, down 35%; non-GAAP adjusted operating income of $37.3 million, down 24%

•	Operating margin of 5.2%, down 290 basis points (bps); non-GAAP adjusted operating margin of 6.3%, down 190 bps

•	Diluted EPS of $0.33, down 35%; non-GAAP adjusted diluted EPS of $0.40, down 24%

OMAHA, Neb., April 28, 2020 -- Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, today reported financial results for the first quarter ended March 31, 2020.

“Our lives were profoundly impacted beginning in March with the unprecedented COVID-19 pandemic,” said Derek J. Leathers, President and Chief Executive Officer. “Our heartfelt thoughts go out to those directly impacted by this global pandemic and their family members, the medical professionals, the first responders and all other essential workers who are bravely and heroically combatting this virus under very difficult circumstances.

“I would like to thank the men and women of Werner who are relentlessly focused, determined and 100 percent committed to serve during this challenging time. Our front-line professional drivers and mechanics take tremendous pride in being an essential service provider and safely delivering America’s freight on-time and damage-free, while protecting their safety and health. In these challenging times, our non-driver associates continue to step up in numerous ways to remain productive and efficient, while ensuring the needs of our customers and drivers are being met. We remain focused, flexible and strategic as we constantly adjust and adapt to the changes affecting our business and associates. As we adapt to changing COVID-19 developments, we are deploying and executing our plans by being rational, logical and above all compassionate.

“Our results in first quarter 2020 reflect freight demand that was slightly below the same period a year ago. Following the pandemic declaration on March 11, we experienced above normal demand for two to three weeks as consumers purchased essential products for their homes. This led to demand for the full month of March 2020 being comparable to March a year ago.

“April 2020 freight demand has held up fairly well so far, with some expected gradual weakening given that many parts of the U.S. economy are shut down or have been significantly curtailed. Our freight base is designed to more effectively manage through what we anticipate will be an extremely difficult economic environment in second quarter 2020, as a significant portion of our revenues come from delivering essential goods and products. 62% of revenues from our top 100 customers (85% of revenues in first quarter 2020) came from the discount retail, home improvement retail, food and beverage or consumer packaged goods verticals.”

Total revenues for the quarter decreased 1% to $592.7 million versus the prior year quarter, primarily attributable to lower Logistics and fuel surcharge revenues, partially offset by an increase in dedicated fleet revenues.

Werner Enterprises, Inc. - Release of April 28, 2020

Operating income of $31.1 million decreased $17.0 million, or 35%. Operating margin of 5.2% decreased 290 basis points due to a more challenging freight and rate market in One-Way Truckload and Logistics. In addition, as previously disclosed, we had a serious truck accident claim in first quarter 2020. As a result, we accrued insurance and claims expense of $10.0 million for this accident, that is included in our GAAP and non-GAAP financial results. Our GAAP results also included $5.0 million of additional depreciation expense related to a change in estimated life of certain trucks expected to be sold in 2020. On a non-GAAP basis, adjusted operating income of $37.3 million decreased $11.9 million, or 24%. Adjusted operating margin of 6.3% declined 190 basis points from 8.2% for the same quarter last year.

Interest expense of $1.6 million was $0.7 million higher, or a $0.01 increase per share, due to higher average borrowings. The effective income tax rate during the quarter was 23.3% compared to 25.1% in first quarter 2019, or a $0.01 per share favorable impact. The current quarter tax rate was lower than our expected range of 25% to 26% because of a favorable discrete income tax item.

Net income of $23.1 million decreased 36%. On a non-GAAP basis, adjusted net income declined 25% to $27.7 million compared to $36.9 million for the same quarter last year. Diluted earnings per share (EPS) for the quarter of $0.33 decreased 35%. On a non-GAAP basis, adjusted diluted EPS of $0.40 decreased 24% compared to $0.52 in first quarter 2019.

Key Consolidated Financial Metrics

	Three Months Ended March 31,
(In thousands, except per share amounts)	2020	2019	Y/Y Change
Total revenues	$592,703	$596,117	(1)%
Truckload Transportation Services revenues	464,863	462,891	0%
Werner Logistics revenues	112,164	117,370	(4)%
Operating income	31,066	48,019	(35)%
Operating margin	5.2%	8.1%	(290) bps
Net income	23,058	36,086	(36)%
Diluted earnings per share	0.33	0.51	(35)%

Adjusted operating income (1)	37,278	49,169	(24)%
Adjusted operating margin (1)	6.3%	8.2%	(190) bps
Adjusted net income (1)	27,686	36,946	(25)%
Adjusted diluted earnings per share (1)	0.40	0.52	(24)%
(1) See GAAP to non-GAAP reconciliation schedule.

Truckload Transportation Services (TTS) Segment

•	Revenues of $464.9 million increased $2.0 million

•	Operating income of $29.1 million decreased $13.9 million, or 32%; non-GAAP adjusted operating income of $35.3 million decreased $8.8 million, or 20%

•	Operating margin of 6.3% decreased 300 basis points from 9.3%; non-GAAP adjusted operating margin of 7.6% decreased 190 basis points from 9.5%

•	Average segment trucks in service totaled 7,862, a decrease of 25 trucks year over year

•	Dedicated unit trucks at quarter end totaled 4,685, or 60% of the total TTS segment fleet, compared to 4,560 trucks, or 57%, a year ago

Revenues increased $2.0 million due to a 3.2% increase in average revenues per truck, offset by a $7.1 million decrease in fuel surcharge revenues and a 0.3% decrease in average trucks in service. The average revenues per truck increase was due primarily to an improvement in average miles per truck and to a lesser extent an increase in average revenues per total mile. The increase in average revenues per total mile was due primarily to relative strength in Dedicated pricing, mostly offset by a 3.7% decrease in One-Way Truckload pricing.

Werner Enterprises, Inc. - Release of April 28, 2020

As we referenced in our COVID-19 Business Update on March 26, 2020, our results in first quarter 2020 in our One-Way Truckload fleet included freight demand in January and February that was seasonally normal and slightly lower than the same period a year ago. March 2020 freight demand was comparable to March 2019, and demand strengthened during the last two to three weeks of March 2020.

In our Dedicated fleet, freight demand remained steady in first quarter 2020 with above normal demand in March for store replenishment, primarily due to customer inventory restocking following consumers buying essential products for their households after the pandemic declaration.

During first quarter 2020, we changed the estimated life of certain trucks currently expected to be sold in 2020 to more rapidly depreciate these trucks to their estimated residual values due to the weak used truck market. The effect of this change in accounting estimate increased first quarter 2020 depreciation expense by $5.0 million, or five cents per share. These trucks will continue to depreciate at the same higher rate per truck until the trucks are sold.  This expense is included in GAAP earnings per share and is adjusted as a non-GAAP item due to the unusual and infrequent nature of this expense.

In first quarter 2020, company truck miles increased by approximately 6.4 million miles, and independent contractor miles decreased by approximately 1.9 million miles.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues), are shown below. Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended March 31,
(In thousands)	2020	2019	Y/Y Change
Trucking revenues, net of fuel surcharge	$409,098	$397,691	3%
Trucking fuel surcharge revenues	51,041	58,177	(12)%
Non-trucking and other revenues	4,724	7,023	(33)%
Total revenues	$464,863	$462,891	0%

Operating income	29,089	42,953	(32)%
Operating margin	6.3%	9.3%	(300) bps
Operating ratio	93.7%	90.7%	300 bps

Adjusted operating income	35,301	44,103	(20)%
Adjusted operating margin	7.6%	9.5%	(190) bps
Adjusted operating ratio	92.4%	90.5%	190 bps
Adjusted operating ratio, net of fuel surcharge	91.5%	89.1%	240 bps

Werner Logistics Segment

•	Revenues of $112.2 million decreased $5.2 million, or 4%

•	Gross margin of 14.5% decreased 280 bps

•	Operating income of $1.1 million decreased $3.6 million, or 77%

•	Operating margin of 1.0% decreased 300 bps

Truckload Logistics revenues (64% of total Logistics revenues) declined 9% due to fewer transactional freight opportunities from a slowing freight economy and the competitive logistics market. However, due to

Werner Enterprises, Inc. - Release of April 28, 2020

an 8% increase in contractual shipments, our Truckload Logistics total load count increased 1% while revenue per load declined 10%. Intermodal revenues declined 6%.

The gross margin percentage decreased 280 bps to 14.5% due primarily to a softer freight market, and contractual brokerage had a higher cost of capacity in March 2020 due to higher replenishment activity. The logistics operating margin decreased 300 bps to 1.0% as the percentage decline in gross profit exceeded the percentage decline in other operating expenses. Other operating expenses in first quarter 2020 included $0.5 million of bad debt expense primarily due to customer bankruptcies.

Key Werner Logistics Segment Financial Metrics

	Three Months Ended March 31,
(In thousands)	2020	2019	Y/Y Change
Total revenues	$112,164	$117,370	(4)%
Rent and purchased transportation expense	95,932	97,020	(1)%
Gross profit	16,232	20,350	(20)%
Other operating expenses	15,147	15,639	(3)%
Operating income	1,085	4,711	(77)%
Gross margin	14.5%	17.3%	(280) bps
Operating margin	1.0%	4.0%	(300) bps

Cash Flow and Capital Allocation

Cash flow from operations in first quarter 2020 was $133.4 million compared to $138.8 million in first quarter 2019, a decrease of 4% due to lower net income offset partially by higher depreciation.

Net capital expenditures in the first quarter 2020 were $18.8 million compared to $83.4 million in first quarter 2019, a decrease of 77%, due primarily to delays in receiving new trucks and trailers from OEMs. We plan to continue to invest in new trucks and trailers and our terminals to improve our driver experience, increase operational efficiency and more effectively manage our maintenance, safety and fuel costs. As a result of our continued investment, the average age of our truck fleet remains low by industry standards and was 2.0 years as of March 31, 2020.

Gains on sales of equipment in first quarter 2020 were $2.5 million, or $0.03 per share, compared to $5.9 million, or $0.06 per share, in the prior-year quarter. Year over year, we sold 44% fewer trucks and 3% fewer trailers, and we realized significantly lower average gains per truck and trailer. Pricing in the market for our used trucks and trailers continued to weaken in first quarter 2020 due to declining demand. As a reminder, gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

During the quarter, we repurchased 282,992 shares of common stock for a total cost of $8.8 million, or an average price of $31.09 per share. We have stopped repurchasing stock until we have more clarity on the duration and effects of the pandemic. As of March 31, 2020, we had 4.0 million shares remaining under our share repurchase authorization.

We repaid $50 million of debt in the first quarter and had $250 million of debt outstanding as of March 31, 2020. After considering letters of credit issued, we had available liquidity, consisting of cash and available borrowing capacity, of over $350 million.

As of March 31, 2020, we had $72.2 million of cash and over $1.1 billion of stockholders’ equity.

Werner Enterprises, Inc. - Release of April 28, 2020

2020 Guidance Metrics and Assumptions

The following table summarizes our updated 2020 guidance and assumptions:

2020 Guidance	Prior Annual Guidance (as of 2/5/20)	1Q20 Actual (as of 3/31/20)	Current Annual Guidance (as of 4/28/20)	Commentary
TTS truck growth from year-end 2019	(3)% to 1%	(2)%	(5)% to 0%
Gains on sales of equipment	$6M to $12M	$2.5M	Withdrawing guidance	Demand very low in used truck market; too difficult to predict accurately at this time
Net capital expenditures	$260M to $300M	$19M	$260M to $300M	Lower new truck purchases (-$46M) and lower used truck sales (-$42M)
First Half 2020 Guidance
One-Way Truckload RPTM (1H20 vs. 1H19)	(7)% to (5)%	(3.7)%	(7)% to (5)%	Assumes a very difficult freight market in May and June 2020
Assumptions
Effective tax rate	25% to 26%	23.3%	25% to 26%
Truck age Trailer age	1.9 years 4.0 years	2.0 years 4.1 years	Low “2” years Low-to-mid “4” years	Will depend on freight recovery and timing of OEM plant re-openings

Werner Enterprises, Inc. - Release of April 28, 2020

Conference Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss first quarter 2020 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.” To participate on the conference call, please dial (844) 701-1165 (domestic) or (412) 317-5498 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on April 28, 2020 at approximately 6:00 p.m. CT through May 28, 2020 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 10137223. A replay of the webcast will also be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.”

About Werner Enterprises

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of April 28, 2020

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020		2019
	$	%	$	%
Operating revenues	$592,703	100.0	$596,117	100.0
Operating expenses:
Salaries, wages and benefits	205,997	34.8	202,799	34.0
Fuel	48,771	8.2	56,138	9.4
Supplies and maintenance	45,721	7.7	45,685	7.7
Taxes and licenses	22,850	3.9	22,901	3.8
Insurance and claims	36,064	6.1	22,709	3.8
Depreciation	68,837	11.6	60,759	10.2
Rent and purchased transportation	126,442	21.3	132,836	22.3
Communications and utilities	3,808	0.7	4,011	0.7
Other	3,147	0.5	260	—
Total operating expenses	561,637	94.8	548,098	91.9
Operating income	31,066	5.2	48,019	8.1
Other expense (income):
Interest expense	1,591	0.2	858	0.1
Interest income	(626)	(0.1)	(903)	(0.1)
Other	45	—	(116)	—
Total other expense (income)	1,010	0.1	(161)	—
Income before income taxes	30,056	5.1	48,180	8.1
Income tax expense	6,998	1.2	12,094	2.0
Net income	$23,058	3.9	$36,086	6.1

Diluted shares outstanding	69,609		70,572
Diluted earnings per share	$0.33		$0.51

Werner Enterprises, Inc. - Release of April 28, 2020

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Operating revenues	$592,703	$596,117

Operating expenses	561,637	548,098
Adjusted for:
Insurance and claims (1)	(1,198)	(1,150)
Depreciation (2)	(5,014)	—
Adjusted operating expenses	555,425	546,948
Adjusted operating income (3)	37,278	49,169
Total other expense (income)	1,010	(161)
Adjusted income before income taxes	36,268	49,330
Adjusted income tax expense	8,582	12,384
Adjusted net income (3)	$27,686	$36,946
Diluted shares outstanding	69,609	70,572
Adjusted diluted earnings per share (3)	$0.40	$0.52

(1) During first quarter 2020 and 2019, we accrued $1,198 and $1,150, respectively, of pre-tax insurance and claims expense for interest related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. The Company is appealing this verdict. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. Interest is accrued at $0.4 million per month until such time as the outcome of our appeal is finalized. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) During first quarter 2020, we changed the estimated life of certain trucks currently expected to be sold in 2020 to more rapidly depreciate these trucks to their estimated residual values due to the weak used truck market.  The effect of this change in accounting estimate increased first quarter 2020 depreciation expense by $5,014. These trucks will continue to depreciate at the same higher rate per truck until the trucks are sold.  Management believes excluding the effect of this unusual and infrequent item provides a more useful comparison of our performance from period to period.  This item is included in the Truckload Transportation Services segment in our Segment Information table.

(3) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We subtract the insurance and claims jury verdict interest accrual and additional depreciation expense from (a) to arrive at adjusted operating expenses, which we subtract from operating revenues to arrive at (b) adjusted operating income. We subtract (c) total other expense (income) from (b) adjusted operating income to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense by applying the incremental income tax rate excluding discrete items to the net pre-tax adjustments and adding this additional income tax to GAAP income tax expense. We then subtract adjusted income tax expense from adjusted income before income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

Werner Enterprises, Inc. - Release of April 28, 2020

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2020	2019
Revenues
Truckload Transportation Services	$464,863	$462,891
Werner Logistics	112,164	117,370
Other (1)	15,068	15,472
Corporate	619	589
Subtotal	592,714	596,322
Inter-segment eliminations (2)	(11)	(205)
Total	$592,703	$596,117

Operating Income
Truckload Transportation Services	$29,089	$42,953
Werner Logistics	1,085	4,711
Other (1)	2,900	1,179
Corporate	(2,008)	(824)
Total	$31,066	$48,019

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended March 31,
	2020	2019	% Chg
Truckload Transportation Services segment
Average tractors in service	7,862	7,887	(0.3)%
Average revenues per tractor per week (1)	$4,003	$3,879	3.2%
Total tractors (at quarter end)
Company	7,350	7,355	(0.1)%
Independent contractor	485	590	(17.8)%
Total tractors	7,835	7,945	(1.4)%
Total trailers (at quarter end)	21,910	23,235	(5.7)%

One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$177,849	$180,134	(1.3)%
Average tractors in service	3,271	3,357	(2.6)%
Total tractors (at quarter end)	3,150	3,385	(6.9)%
Average percentage of empty miles	11.83%	11.60%	2.0%
Average revenues per tractor per week (1)	$4,182	$4,127	1.3%
Average % change YOY in revenues per total mile (1)	(3.7)%	6.5%
Average % change YOY in total miles per tractor per week	5.1%	(3.5)%
Average completed trip length in miles (loaded)	863	854	1.1%

Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$231,249	$217,557	6.3%
Average tractors in service	4,591	4,530	1.3%
Total tractors (at quarter end)	4,685	4,560	2.7%
Average revenues per tractor per week (1)	$3,874	$3,694	4.9%

Werner Logistics segment
Average tractors in service	32	38	(15.8)%
Total tractors (at quarter end)	30	40	(25.0)%
Total trailers (at quarter end)	1,625	1,745	(6.9)%

(1) Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of April 28, 2020

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2020	2019
Capital expenditures, net	$18,840	$83,364
Cash flow from operations	133,376	138,769
Return on assets (annualized)	4.4%	6.9%
Return on equity (annualized)	8.3%	11.3%

Werner Enterprises, Inc. - Release of April 28, 2020

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	March 31, 2020	December 31, 2019
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$72,237	$26,418
Accounts receivable, trade, less allowance of $8,678 and $7,921, respectively	310,900	322,846
Other receivables	22,575	52,221
Inventories and supplies	8,151	9,243
Prepaid taxes, licenses and permits	12,757	16,757
Other current assets	33,023	38,849
Total current assets	459,643	466,334

Property and equipment	2,325,615	2,343,536
Less – accumulated depreciation	846,871	817,260
Property and equipment, net	1,478,744	1,526,276

Other non-current assets (1)	150,511	151,254
Total assets	$2,088,898	$2,143,864

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,698	$94,634
Current portion of long-term debt	75,000	75,000
Insurance and claims accruals	72,987	69,810
Accrued payroll	37,650	38,347
Other current liabilities	31,336	31,049
Total current liabilities	304,671	308,840

Long-term debt, net of current portion	175,000	225,000
Other long-term liabilities	28,186	21,129
Insurance and claims accruals, net of current portion (1)	234,191	228,218
Deferred income taxes	244,814	249,669

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 69,086,736 and 69,244,525 shares outstanding, respectively	805	805
Paid-in capital	110,695	112,649
Retained earnings	1,311,448	1,294,608
Accumulated other comprehensive loss	(30,218)	(14,728)
Treasury stock, at cost; 11,446,800 and 11,289,011 shares, respectively	(290,694)	(282,326)
Total stockholders’ equity	1,102,036	1,111,008
Total liabilities and stockholders’ equity	$2,088,898	$2,143,864

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of March 31, 2020 and December 31, 2019.